Exhibit 99.1

                Pediatrix Provides Update on Stock Option Review

     FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Jan. 5, 2007--Pediatrix Medical Group, Inc., (NYSE:PDX) today announced that it has been notified that the U.S. Attorney's office in Miami is in the initial stages of an investigation of the Company's stock option grant practices, which are the subject of a previously announced review by the Company's Audit Committee. Pediatrix intends to cooperate fully with the U.S. Attorney's office on this matter. The Audit Committee is working to complete its review as soon as possible.

     About Pediatrix

     Pediatrix Medical Group, Inc. is the nation's leading provider of newborn, maternal-fetal and pediatric physician subspecialty services. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care by identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 240 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 900 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

     Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors". Additional factors include, but are not limited to, uncertainties related to: the time needed to complete the Audit Committee's inquiry into historic stock option grant practices; whether or not the Audit Committee's inquiry will require the restatement of Pediatrix financial statements; the financial reporting impact of improperly dated stock options; the tax effects of improperly dated stock options; the potential discovery of accounting errors or other adverse facts; and possible litigation or regulatory action resulting from the SEC's or U.S. Attorney's investigations of Pediatrix stock option granting practices.


     CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
              Bob Kneeley, Director, Investor Relations
              954-384-0175, x-5300
              bob_kneeley@pediatrix.com